Exhibit 2.1

EXECUTION VERSION

DATED 29 April 2013

(1) BEST BUY DISTRIBUTIONS LIMITED

(2) BEST BUY UK HOLDINGS LP

(3) BEST BUY CO., INC

(4) NEW BBED LIMITED

and

(5) CARPHONE WAREHOUSE GROUP PLC

IMPLEMENTATION AGREEMENT
in respect of the reduction and cancellation of
fifty per cent of the issued share capital
of New BBED Limited

Baker & McKenzie LLP

London
Ref: MJXH//NJO/3863069.3

Schedule

SCHEDULE 1
JV Co and the BBY Shareholders	34
Part 1: Details of the JV Co	34
Part 2: The BBY Shareholders	35
SCHEDULE 2
Details of CPW	36
SCHEDULE 3
Conditions Precedent	37
SCHEDULE 4
Completion	38
Part 1: BBY Shareholders' and BBY Obligations at Completion	38
Part 2: CPW's Obligations at Completion	39
SCHEDULE 5
Post-Completion Obligations	40
SCHEDULE 6
BBY Parties' Warranties	41
SCHEDULE 7
Limitations on the BBY Parties' Liability	43
SCHEDULE 8
CPW's Warranties	45
SCHEDULE 9
Limitations on CPW's Liability	47

SCHEDULE 10
Relevant Contracts	48
SCHEDULE 11
Excluded Employees	49

Agreed Form Documents

Capital Reduction Documents

Dividend Waiver Deed

Letter of Authority

New Geek Squad Trademark Licence

Amendment and Termination Agreement

Payment Instruction Letter

THIS DEED IS MADE ON: 29 April 2013

PARTIES:

(1)
BEST BUY DISTRIBUTIONS LIMITED a company incorporated under the laws of England and Wales with registered number 06576708 and having its registered office at 100 New Bridge Street, London EC4V 6JA ("BBY Distributions");

(2)
BEST BUY UK HOLDINGS LP a limited partnership formed in England and Wales with registered number LP015378 and having its registered office at 1 Portal Way, London W3 6RS ("BBY HoldCo"), acting by its general partner, New CPWM Limited, and BBY Distributions and BBY HoldCo are together the "BBY Shareholders", and each a "BBY Shareholder";

(3)	BEST BUY CO., INC, a company with a registered address at 7601 Penn Avenue South, Richfield, MN 55423, United States of America ("BBY");

(4)	NEW BBED LIMITED a company registered in England and Wales (company number 07866062) whose registered address is at 1 Portal Way, London, W3 6RS United Kingdom ("JV Co"); and

(5)	CARPHONE WAREHOUSE GROUP PLC a company incorporated under the laws of England and Wales with registered number 07105905 and having its registered office at 1 Portal Way, London W3 6RS ("CPW").

RECITALS:

(A)
The BBY Shareholders together hold fifty per cent. of the shares in JV Co (as defined below), which were originally purchased pursuant to the Original SPA (as defined below), and CPW holds the other fifty per cent. of the shares in JV Co.

(B)
BBY Distributions, BBY and CPW entered into the Shareholders' Agreement (as defined below) which governs their rights and obligations in relation to JV Co. BBY HoldCo became party to the Shareholders' Agreement on 6 March 2013.

(C)
The BBY Shareholders have agreed to vote in favour of and execute the Capital Reduction (as defined below) and in consideration of the BBY Shareholders no longer holding any shares in JV Co as a result of the cancellation of the BBY Shareholders' shares in JV Co pursuant to the Capital Reduction, JV Co has agreed to pay the Cash Consideration and the Deferred Consideration to the BBY Shareholders and procure that CPW issues the Consideration Shares to the BBY Shareholders, in each case on the terms, and subject to the conditions, set out in this deed such that following Completion CPW will hold one hundred per cent. of the shares in JV Co.

(D)
CPW has delivered to the BBY Shareholders copies (certified by a duly appointed officer of CPW as true and correct) of irrevocable undertakings duly executed by each of the directors of CPW pursuant to which each such director irrevocably undertakes to (i) recommend that the CPW Shareholders (as defined below) vote in favour of the CPW Shareholder Resolutions (as defined below) and (ii) vote his or her shares in CPW in favour of the CPW Shareholder Resolutions.

(E)	BBY has agreed to guarantee all of the obligations of the BBY Shareholders (as well as accepting other obligations itself) on the terms, and subject to the conditions set out in this deed.

(F)
CPW has agreed to vote in favour of and execute the Capital Reduction, guarantee the JV Co Payment Obligations (as defined below), issue the Consideration Shares and to accept other obligations to the BBY Shareholders on the terms, and subject to the conditions set out in this deed.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Defined terms

In this deed, the following words and expressions shall have the following meanings:
"Affiliates" means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with that person and "Affiliated" shall be construed accordingly;
"Amendment and Termination Agreement" means the deed of amendment, release and termination between, amongst others, CPW and the BBY Parties relating to the amendment, release and termination (as the case may be) of the Relevant Contracts in the agreed form;
"BBE" means Best Buy Europe Distributions Limited, a company incorporated under the laws of England and Wales with registered number 06534088 and having its registered office at 1 Portal Way, London W3 6RS;
"BBY Broker" means any FCA authorised stockbroker selected by BBY in its sole discretion and notified to CPW from time to time after the end of the Lock-In Period;
"BBY Distributions Account " has the meaning given in clause 14;
"BBY Guaranteed Obligations" has the meaning given in clause 2.3(a);
"BBY HoldCo Account" has the meaning given in clause 14;
"BBY Parties" means each of the BBY Shareholders and BBY;
"BBY Shareholders' Group" means the group of companies comprising the BBY Parties and their respective Affiliates from time to time, but excluding each member of the Group and "member of the BBY Shareholders' Group" shall be construed accordingly;
"BBY Shareholders' Solicitors" means Baker & McKenzie LLP of 100 New Bridge Street, London EC4V 6JA;
"BBY Parties' Warranties" means the warranties given by the BBY Parties in clause 9 and schedule 6;
"Business Day" means a day (excluding Saturday and Sunday) on which banks generally are open in the City of London (England) and New York (United States of America) for the transaction of normal banking business;
"Capital Reduction" means the capital reduction and cancellation of all of the Reduction Shares in accordance with the terms of this deed and the Capital Reduction Documents;
"Capital Reduction Documents" means the following documents in agreed form, required to give effect to the Capital Reduction:

(a)	JV Co board minutes to approve the Capital Reduction;

(b)	JV Co members' written resolution to approve the Capital Reduction;

(c)	JV Co solvency statement of the JV Co directors in connection with the Capital Reduction;

(d)	JV Co statement of compliance by the JV Co directors in connection with the Capital Reduction; and

(e)	waiver of rights by the JV Co shareholders in respect of article 20.2 of the JV Co's articles of association;

"CA 2006" means the Companies Act 2006;
"Cash Consideration" means the sum of £370,000,000;
"CD Option Agreement" means the agreement between BBY and Sir Charles Dunstone dated 28 January 2010 whereby options were granted to BBY in relation to the purchase of shares in Old CPW;
"Circular" means the Circular to be sent to the CPW Shareholders in advance of CPW Shareholder Meeting outlining the matters to be discussed at such shareholders' meeting;
"Completion" means completion of the Capital Reduction and the issuance and allotment of the Consideration Shares in accordance with clause 5;
"Completion Date" means the date upon which Completion takes place in accordance with clause 5.1;
"Conditions" means the conditions precedent referred to in clause 4.1;
"Confidential Information" means know-how, trade secrets and other information of a confidential nature;
"Connected Tablets" means all types of tablets activated with a connection to any MNO and/or any other MNO Service;
"Consideration" has the meaning given to it in clause 3.1;
"Consideration Shares" means 42,105,263 Ordinary Shares credited as fully paid, having been calculated by dividing £80,000,000 by the Issue Price;
"Consultancy Agreement" means the consultancy agreement entered into between BBY and CPW Consultancy on 25 January 2012 and effective on 1 February 2012;
"Control" means the ownership of or the ability to direct:

(a)	in the case of a body corporate:

(i)	a majority of the issued shares entitled to vote for election of directors (or analogous persons);

(ii)	the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors on all or substantially all matters; or

(iii)	a majority of the voting rights exercisable at general meetings of the shareholders on all or substantially all matters; or

(b)	in the case of any other person, a majority of the voting rights in that person; or

(c)
in the case of a body corporate or any other person, the direct or indirect possession of the power to direct or cause the direction of its management and policies (whether through the ownership of voting shares, by a management or advisory agreement, by contract, by agency or otherwise), and "Controlled" shall be construed accordingly;
"CPW's Account" has the meaning given in clause 14;
"CPW Admission" means (a) the FCA having acknowledged to CPW or its agent (and such acknowledgment not having been withdrawn) that the application for the admission of all the Ordinary Shares (including the Consideration Shares) to listing on the Official List with a standard listing has been approved and (b) such admission having taken place in accordance with the Listing Rules and admission of all the Ordinary Shares (including the Consideration Shares) to trading on the London Stock Exchange's main market for listed securities having taken place in accordance with the Listing Rules;
"CPW Affiliate" means CPW Retail Holdings Limited (in liquidation), a company incorporated and registered in England and Wales with company number 06585729 whose registered office is at 1 Portal Way, London W3 6RS;
"CPW Consultancy" means CPW Consultancy Limited a company incorporated under the laws of England and Wales with registered number 7881879 and having its registered office at 1 Portal Way, London W3 6RS;

"CPW's Group" means the group of companies comprising CPW and its Affiliates from time to time (excluding, prior to Completion, any member of the Group but including from Completion, any member of the Group) and "member of CPW's Group" shall be construed accordingly;
"CPW Limited" means The Carphone Warehouse Limited, a company incorporated under the laws of England and Wales with registered number 2142673 and having its registered office at 1 Portal Way, London W3 6RS;
"CPW Mobile" means CPW Mobile Limited, a company incorporated under the laws of England and Wales with registered number 6330995 and having its registered office at 1 Portal Way, London W3 6RS;
"CPW Shareholder Meeting" means the general meeting of the CPW Shareholders to be held prior to Completion to consider and, if thought fit, approve the CPW Shareholder Resolutions, and any adjournment thereof;
"CPW Shareholder Resolutions" means resolutions of the CPW Shareholders as may be necessary to approve, implement and effect the transactions contemplated by this deed;
"CPW Shareholders" means the shareholders of CPW from time to time;
"CPW Shares" means all the issued shares (of whatever class) in the capital of CPW;
"CPW's Warranties" means the warranties given by CPW in clause 9 and schedule 8;
"CREST" means the relevant system (as defined in the Uncertificated Securities Regulations) in respect of which Euroclear UK & Ireland Limited is the operator (as defined in the

Uncertificated Securities Regulations) in accordance with which securities may be held or transferred in uncertificated form;
"Deed of Assignment and Amendment" means the deed of assignment and amendment dated 15 December 2011 between CPW Limited, New IPCO and CPW Mobile;
"Deed of Novation and Assignment" means the deed of novation and assignment dated 28 January 2010 between Old CPW, CPW Affiliate, BBY, BBY Distributions, CPW and BBE in respect of the Original SPA, the Consortium Relief Agreement and the Support Letter;
"Deferred Consideration" means the deferred consideration payable by JV Co to the BBY Shareholders pursuant to clause 3.3, being the First Deferred Payment and the Second Deferred Payment;
"Directors" means the persons listed as directors of JV Co in part 1 of schedule 1;
"Dividend Waiver Deed(s)" means the waiver deeds in the agreed form pursuant to which the BBY Shareholders shall elect to waive rights to dividends and other distributions on the Consideration Shares during the Lock-In Period;
"Encumbrance" means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same;
"FCA" means the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA, including where the context so permits, any committee, employee, officer or servant to whom any function of the FCA may for the time being be delegated;
"First Deferred Payment" means £25,000,000 together with accrued interest on such amount (such interest to be calculated in accordance with clause 15);
"First Deferred Payment Date" means the first anniversary of the Completion Date;
“Fixed Line Services” means any fixed line service provided by any operator of a fixed line communications network;
"French Condition" means the Condition in paragraph 2 of schedule 3;
"FSMA" means the Financial Services and Markets Act 2000, including any regulations made pursuant thereto;
"Geek Squad Trademark Licence" means the trademark licence agreement dated July 2007 between Best Buy International Finance S.a.r.l, Best Buy Enterprise Services Inc., Geek Squad UK Limited and Old CPW;
"Global Connect Agreement" means the agreement dated 26 January 2012 between BBY and CPW in respect of the ownership, operation and interests in the Global Connect Business;
"Global Connect Business" has the meaning given to that term in the Global Connect Agreement;
"Group" means the group of companies comprising JV Co and its subsidiaries and for the purposes of this deed "subsidiary" shall have the meaning given by section 1159 of CA 2006 and "member of the Group" shall be construed accordingly;

"Heads of Terms" means a legally binding heads of agreement between Old CPW and BBY dated 6 November 2011 in respect of strategic business arrangements;
"Issue Price" means 190 pence;
"JV Co Payment Obligations" means the obligations of JV Co detailed in clauses 3.2 (Satisfaction of the Cash Consideration) and 3.3 (Satisfaction of the Deferred Consideration);
"Letter of Authority" means the irrevocable letter of authority substantially in the agreed form (subject to any reasonable changes and new or replacement letters proposed by the Nominated Brokers in order to give effect to the provisions of clause 6.3) executed by each of BBY HoldCo, BBY and CPW pursuant to which all of the Consideration Shares shall be deposited with the Nominated Brokers and the Nominated Brokers shall be authorised to sell on behalf of BBY HoldCo any or all of the Consideration Shares during the Lock-in Period following an instruction to do so by CPW at a price per Consideration Share (excluding the Commission (as defined in clause 6)) of not less than the Issue Price;
"Listing Rules" means the listing rules which are made by the FCA for the purposes of Part VI of the FSMA, as amended from time to time;
"Lock-in Period" means the period of twelve months starting from the Completion Date (both dates inclusive);
"London Stock Exchange" means London Stock Exchange plc;
"Longstop Date" means 31 October 2013 or such other date as agreed by the Parties in writing;
"Losses" includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including reasonable legal costs), expenses (including taxation), disbursements or other liabilities in any case of any nature whatsoever;
"MNO Services" means any pre-paid or post-paid wireless mobile communication service provided by an operator of a wireless mobile communications network;
"New CPWM" means New CPWM Limited, a company incorporated under the laws of England and Wales with registered number 7866069 and having its registered office at 1 Portal Way, London W3 6RS;
"New Geek Squad Trademark Licence" means the trademark licence agreement to be entered into between JV Co, Best Buy International Finance S.a.r.l., Best Buy Enterprise Services, Inc., BBY and CPW in the agreed form;
"New IPCO" means Oval (2248) Limited, a company incorporated under the laws of England and Wales with registered number 7866077 and having its registered office at 1 Portal Way, London W3 6RS;
"Nominated Brokers" means Deutsche Bank and/or such other firm of FCA authorised stockbrokers selected by CPW in its sole discretion and notified to BBY from time to time;
"Official List" means the Official List of the FCA;
"Old CPW" means TalkTalk Telecom Holdings Limited (previously called The Carphone Warehouse Group PLC) a company incorporated under the laws of England and Wales with registered number 03253714 and having its registered office at 11 Evesham Street, London W11 4AR;

"Option Agreement" means the option agreement dated 25 January 2012 between CPW and BBY in respect of the right to sell and purchase shares and/or other interests in JV Co and the Global Connect Business;
"Ordinary Shares" means ordinary shares of £0.001 each in the share capital of CPW;
"Original SPA" means the sale and purchase agreement dated 7 May 2008 between Old CPW, BBY and BBY Distributions and CPW as amended on 30 June 2008 and that was subject to the Deed of Novation and Assignment;
"Parties" means all the parties to this deed and "Party" shall mean any one of them;
"Payment Instruction Letter" means the letter in agreed form between CPW and BBY setting out how the payment of the Cash Consideration to the BBY Shareholders and the payments due to CPW and CPW Consultancy under the Amendment and Termination Agreement shall be carried out on Completion;
"Prospectus" means the prospectus to be published in respect of the CPW Admission and complying with the Prospectus Rules issued by the FCA and the Listing Rules (insofar as they apply);
"Prospectus Rules" means the FCA rules introduced to implement the Prospectus Directive in the United Kingdom;
"Reduction Shares" means 154,663,002 ordinary shares of £0.01 each in the capital of JV Co and 1 deferred share of £0.01 each in the capital of JV Co, being in total 50% of the issued share capital of JV Co;
"Relevant Business" means the business in respect of the sale, distribution and/or connection of communication products to MNO Services and connection to Fixed Line Services, including the right to sell or otherwise distribute:

(a)	MNO Services and/ or activate connections to any MNO (in each case whether with or without the sale of any associated product);

(b)	all types of mobile handsets (whether or not activated to any MNO and/or any other MNO Service);

(c)	the operation of mobile virtual networks;

(d)	Connected Tablets;

(e)	Tethered Products;

(f)
the installation, maintenance and repair of software, hardware, computers, broadband services and other related software and hardware for any type of customers including, without limitation, residential and business broadband customers and the provision of and/ or sales of related products and services; and

(g)	in respect of each of the above all types of associated accessories and services (including without limitation insurance products for mobile handsets and similar devices and all other MNO Services);

"Relevant Contracts" means those contracts set out at schedule 10;
"Second Deferred Payment" means £25,000,000 together with accrued interest on such amount (such interest to be calculated in accordance with clause 15);

"Second Deferred Payment Date" means the second anniversary of the Completion Date;
"Shareholders' Agreement" means the shareholders agreement in relation to JV Co dated 25 January 2012 between CPW, BBY Distributions, BBY HoldCo and BBY;
"Straddle Period" means the accounting period for tax purposes of JV Co beginning before but ending after Completion;
"Supplementary Prospectus" means any supplementary prospectus published by CPW in connection with the CPW Admission;
"Support Letter" means a support letter to BBE from Old CPW in the amount of £50,000,000 that was novated and assigned to CPW on 28 January 2010 as part of the Deed of Novation and Assignment, such letter being withdrawn on 27 July 2011;
"Surviving Provisions" means clauses 1, 4.6, 11, 12, 13, 16, 17, 18, 19, 23 and 24;
"Tax" means all forms of taxation and all withholdings, duties, imposts, levies, social security contributions and rates imposed, assessed or enforced by any local, municipal, governmental, state, federal or other body or authority in the United Kingdom or elsewhere, in all cases being in the nature of taxation and any interest, penalty, surcharge or fine in connection therewith;
"Tax Authority" means any taxing or other authority, body or official competent to administer, impose or collect any Tax;
"Tax Return" means any tax return, statement, computation, report form, election, claim or surrender (including estimated Tax returns and reports, extension reports, extension requests and forms, and information returns and reports) required to be filed with any Tax Authority;
"Tax Sharing Deed" means the tax sharing and indemnity deed dated 23 January 2012 between CPW, BBY and JV Co;
"Term Sheet" means any written term sheets, heads of terms or similar documents between any of the Parties (whether executed or not) relating to the transactions contemplated by the Transaction Documents;
"Territory" means the United Kingdom, Republic of Ireland, Spain, the Netherlands, Germany, Portugal, France and Sweden;
"Tethered Products" means such other products apart from mobile handsets or Connected Tablets that are connected via a bundle to the same MNO account as a mobile handset or Connected Tablet subject to any arrangements the manufacturers of such other products may request from time to time and provided further that in no event shall inclusion of a Tethered Product as part of bundled offering with an MNO account preclude a party from also offering such Tethered Product on a stand-alone basis without an MNO account;
"Trading Days" means any days on which the London Stock Exchange is open for trading;
"Transaction Documents" means this deed, the Amendment and Termination Agreement and the Geek Squad Trademark Licence;
"UK Listing Authority" means the FCA acting in its capacity as the competent authority under the FSMA;

"2008 Consortium Relief Agreement" means the consortium relief agreement between inter alia BBY Distributions, BBE and other group companies dated 30 June 2008 as amended pursuant to the 2012 Consortium Relief Agreement; and
"2012 Consortium Relief Agreement" means the deed of amendment and adherence between CPW, BBY Distributions, JV Co and BBE dated 25 January 2012 relating to the terms and conditions upon which any trading losses and other amounts eligible for surrender by way of consortium relief may be surrendered within the relevant group.

1.2	Statutory provisions

All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this deed would extend or increase the liability of any Party to another under this deed.

1.3	Agreed form

Any reference to a document in the "agreed form" is to the form of the relevant document in the terms agreed between the BBY Shareholders and CPW prior to the execution of this deed and signed or initialled for identification purposes only by or on behalf of the BBY Shareholders and CPW (in each case with such amendments as may be agreed by or on behalf of the BBY Shareholders and CPW).

1.4	Recitals, schedules, etc.

References to this deed include the recitals and schedules which shall form part of this deed for all purposes. References in this deed to the Parties, the recitals, schedules and clauses are references respectively to the Parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this deed.

1.5	Meaning of references

Save where specifically required or indicated otherwise:

(a)
words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)
references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)
references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)
references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e)	any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)	references to "sterling" or "£" or "pounds" are to the lawful currency of the United Kingdom as at the date of this deed; and

(g)	references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

1.6	Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.7	Connected persons

Section 1122 of the Corporation Tax Act 2010 is to apply to determine whether one person is connected with another for the purposes of this deed.

2.	CAPITAL REDUCTION

2.1	Capital Reduction of the Reduction Shares

The Capital Reduction shall be carried out on Completion in accordance with the Capital Reduction Documents.

2.2	Reduction and Cancellation of all the Reduction Shares

No Party shall be obliged to complete this deed unless the Capital Reduction of all the Reduction Shares is completed simultaneously, in accordance with the Capital Reduction Documents and this deed.

2.3	BBY Assurance

(a)
BBY unconditionally and irrevocably guarantees to CPW as a continuing obligation the due and punctual performance by each of the BBY Shareholders of all of their obligations under or pursuant to this deed (the "BBY Guaranteed Obligations").

(b)
BBY agrees to indemnify CPW and CPW's Group against all reasonable losses, reasonable damages, reasonable costs and reasonable expenses (including reasonable legal costs and expenses) which CPW or CPW's Group may suffer or incur as a result of any failure by BBY to satisfy the guarantee under clause 2.3(a).

(c)	BBY shall not in any way or to any extent be released from its obligations under this guarantee by reason of:

(i)	any time or other indulgence, waiver, release or discharge granted by CPW or any member of CPW's Group to BBY or to any third party;

(ii)	the acceptance of any compensation from or the making of any arrangement with any of the BBY Shareholders or any third party; or

(iii)
any circumstances or any provision or rule of law whether statutory or otherwise affecting or preventing recovery from any of the BBY Shareholders of any sum due or rendering any debt, obligation or liability of any of the BBY Shareholders void or unenforceable, and which, but for this clause, might operate to exonerate or discharge BBY from its obligations to CPW and/or CPW's Group under this guarantee and this guarantee shall continue in force until the BBY Shareholders or BBY on their behalf have fully performed and discharged all of the BBY Guaranteed Obligations.

(d)
Any settlement or discharge between CPW and/or CPW's Group and any of the BBY Shareholders shall be subject to the condition that no security or payment to CPW and/or CPW's Group by BBY or any third party shall be avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being and from time to time in force.

(e)
Without prejudice to the rights of CPW and/or CPW's Group against BBY as principal debtor, BBY shall as between CPW and/or CPW's Group be deemed principal debtor and obligor in respect of the BBY Guaranteed Obligations and not merely a surety and accordingly it shall not be necessary for CPW and/or CPW's Group before seeking to enforce this guarantee to seek to enforce any security or lien it may hold from any of the BBY Shareholders or any third party or otherwise to take any steps or proceedings against BBY.

2.4	CPW Assurance

(a)
CPW unconditionally and irrevocably guarantees to the BBY Shareholders as a continuing obligation the due and punctual performance of the JV Co Payment Obligations under this deed (the "CPW Guaranteed Obligations").

(b)
CPW agrees to indemnify the BBY Shareholders and the BBY Shareholders' Group against all reasonable losses, reasonable damages, reasonable costs and reasonable expenses (including reasonable legal costs and expenses) which the BBY Shareholders or the BBY Shareholders' Group may suffer or incur through or arising from any failure by CPW to satisfy the guarantee under clause 2.4(a).

(c)	CPW shall not in any way or to any extent be released from its obligations under this guarantee by reason of:

(i)	any time or other indulgence, waiver, release or discharge granted by the BBY Shareholders or any member of the BBY Shareholders' Group to CPW or to any third party;

(ii)	the acceptance of any compensation from or the making of any arrangement with JV Co or any third party; or

(iii)
any circumstances or any provision or rule of law whether statutory or otherwise affecting or preventing recovery from JV Co of any sum due or rendering any debt, obligation or liability of JV Co void or unenforceable, and which, but for this clause, might operate to exonerate or discharge JV Co from its obligations to the BBY Shareholders and/or any member of the BBY Shareholders' Group under this guarantee and this guarantee shall continue in force until JV Co or

CPW on its behalf shall have fully performed and discharged all of the CPW Guaranteed Obligations.

(d)
Any settlement or discharge between the BBY Shareholders and/or the BBY Shareholders' Group and JV Co shall be subject to the condition that no security or payment to the BBY Shareholders and/or the BBY Shareholders' Group by CPW or any third party shall be avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being and from time to time in force.

(e)
Without prejudice to the rights of the BBY Shareholders and/or the BBY Shareholders' Group against CPW as principal debtor CPW shall as between the BBY Shareholders and/or the BBY Shareholders' Group be deemed principal debtor and obligor in respect of the CPW Guaranteed Obligations and not merely a surety and accordingly it shall not be necessary for the BBY Shareholders and/or BBY Shareholders' Group before seeking to enforce this guarantee to seek to enforce any security or lien it may hold from JV Co or any third party or otherwise to take any steps or proceedings against CPW.

3.	CONSIDERATION

3.1	Total Consideration

The total consideration payable by JV Co to the BBY Shareholders in respect of the BBY Shareholders no longer holding any shares in JV Co as a result of the cancellation of the Reduction Shares pursuant to the Capital Reduction is £500 million to be satisfied as follows:

(a)	the Cash Consideration and the Deferred Consideration to be paid by JV Co in accordance with clauses 3.2 and 3.3 respectively; and

(b)	the Consideration Shares to be issued and allotted by CPW (as procured by JV Co) in accordance with clause 3.4,

together, the "Consideration".

3.2	Satisfaction of the Cash Consideration

The Cash Consideration shall be paid in cash by JV Co on the Completion Date following the Capital Reduction to the BBY Shareholders in the proportions between them as set out in column 3 of part 2 of schedule 1 or such other proportions as may be notified by the BBY Shareholders to CPW prior to the Completion Date to the BBY HoldCo Account and the BBY Distributions Account (as the case may be) and in accordance with clause 14, and such payment shall constitute a valid discharge of JV Co's obligation to make that payment to the BBY Shareholders.

3.3	Satisfaction of the Deferred Consideration

JV Co shall pay:

(a)	the First Deferred Payment on or before the First Deferred Payment Date; and

(b)	the Second Deferred Payment on or before the Second Deferred Payment Date, to the BBY Shareholders in the proportions between them as set out in column 4 of part 2 of schedule 1 or such other proportions as may be notified by the BBY Shareholders to CPW prior to the Completion Date to the BBY HoldCo Account and in accordance with clause 14, and such payment shall constitute a valid discharge of JV Co's obligation to make that payment to the BBY Shareholders.

3.4	Consideration Shares

(a)
As part of the Consideration in respect of the BBY Shareholders no longer holding any shares in JV Co as a result of the cancellation of the Reduction Shares pursuant to the Capital Reduction JV Co agrees to procure that CPW will, at Completion, and CPW undertakes to, at Completion, allot and issue the Consideration Shares to the BBY Shareholders in the proportions between them as set out in column 6 of part 2 of schedule 1. The BBY Shareholders acknowledge that such allotment and issuance of the Consideration Shares shall satisfy the JV Co's obligation to pay that part of the Consideration referred to in clause 3.1(b).

(b)	The Consideration Shares shall be allotted and issued credited fully paid, free from all Encumbrances and ranking pari passu in all respects with all other Ordinary Shares then in issue.

3.5	Adjustment to the Consideration

To the extent permitted by applicable law:

(a)	the Consideration shall be deemed to be decreased or increased (as the case may be) pursuant to paragraph 6 of Schedule 7 or paragraph 6 of Schedule 9;

(b)	the Consideration shall be deemed to be reduced by any amount received by CPW pursuant to clause 6 in respect of the sale of any of the Consideration Shares; and

(c)	the Consideration shall be deemed to be increased by any amount paid by CPW to the BBY Shareholders pursuant to clause 6.4.

4.	CONDITIONS

4.1	Conditional Completion

Completion is conditional on those matters listed in schedule 3.

4.2	Waiver of Conditions

The BBY Shareholders and CPW may jointly and by written agreement waive either in whole or in part at any time any of the Conditions.

4.3	Parties' commitments

(a)	CPW shall use all reasonable endeavours to ensure that the Conditions are fulfilled by the dates stated (or, where not stated, as soon as reasonably practicable) and in any event by the Longstop Date.

(b)	CPW shall use all reasonable efforts to procure, as soon as reasonably practicable after the date of this deed, that

(i)	the Prospectus (and any Supplementary Prospectus) is approved by the FCA and is subsequently filed and publicised in accordance with the Prospectus Rules;

(ii)	the Circular, containing the CPW Shareholder Resolutions, and the Prospectus (and any Supplemental Prospectus) is sent or made available to CPW Shareholders;

(iii)	subject to their fiduciary duties, the directors of CPW unanimously recommend shareholders to vote in favour of the CPW Shareholder Resolutions;

(iv)	the CPW Shareholder Meeting is held;

(v)	a meeting of the board of CPW is convened for the passing of a resolution to validly allot and issue the Consideration Shares to BBY HoldCo credited fully paid;

(vi)
that notification is sent to the FCA, in accordance with applicable regulations, of a cessation of control (as defined in FSMA) of The Carphone Warehouse Limited (company number 2142673) as result of the Capital Reduction; and

(vii)	that the filing is made with the Autorité de la concurrence (the "French Competition Authority") with respect to the French Condition. In this respect, CPW shall:

(A)
be responsible for preparing and submitting any required or necessary notifications to the French Competition Authority and shall use reasonable endeavours to ensure that the French Condition is fulfilled as soon as reasonably practicable;

(B)
promptly provide the BBY Shareholders with the proof of submission of the filing to the French Competition Authority and copies of the filing and all correspondence received from the French Competition Authority;

(C)	promptly handle any request made by the French Competition Authority in connection with such filing in consultation with the BBY Parties; and

(D)	if the BBY Parties so request, procure that the BBY Parties are informed of the agenda and the content of any meetings or discussions with the French Competition Authority.

(c)
The BBY Parties shall, on reasonable request, provide CPW with such reasonable assistance and information as CPW may require from the BBY Shareholders' Group to enable CPW to comply with its obligations under clause 4.3(a) and the BBY Parties hereby consent to CPW providing such information in relation to JV Co as the French Competition Authority may require in respect of the filing referred to in clause 4.3(b).

4.4	Status of Conditions

The Parties shall keep each other reasonably informed as to progress in satisfying the Conditions and, in particular, CPW shall keep the BBY Shareholders reasonably informed as to status and timing of (a) the preparation and publication of the CPW Circular and the Prospectus (b) the proxy votes received with respect to the CPW Shareholder Resolutions, and (c) the French Condition.

4.5	Satisfaction of Conditions

As soon as reasonably practicable after it comes to the attention of CPW that all of the Conditions have been fulfilled, or waived, CPW must notify the other Parties of the fact and in any event must notify the other Parties within two Business Days of becoming aware of the fact ("Notice of Satisfaction").

4.6	Failure to fulfil Conditions

In the event that any of the Conditions shall not have been fulfilled (or waived pursuant to clause 4.2) prior to the Longstop Date this deed (other than this clause 4.6 and the Surviving Provisions) shall automatically terminate and no Party shall have any claim hereunder against any other Party (or any if its Affiliates, which term shall for the purposes of this clause 4.6 shall be deemed to include each member of the Group when referring to either BBY or CPW) in respect of such termination except in respect of any rights and liabilities which have accrued before termination or under this clause 4.6 or under any of the Surviving Provisions.

5.	COMPLETION

5.1	Timing

Subject to clause 5.5, Completion shall take place after 4.30pm on the first Business Day after the Notice of Satisfaction is served or such other date as may be agreed in writing between CPW and the BBY Shareholders, not being later than the Longstop Date.

5.2	Location

Completion shall take place at the registered office of CPW (or such other place as may be agreed between the BBY Shareholders and CPW) when all (but not some only) of the events detailed in this clause 5 shall occur.

5.3	BBY Shareholders' obligations at Completion

At Completion, the BBY Shareholders and BBY (where applicable) shall:

(a)	execute the JV Co members' written resolutions forming part of the Capital Reduction Documents and deliver the same to CPW; and

(b)	deliver (or cause to be delivered) to CPW the items listed in part 1 of schedule 4.

5.4	CPW's obligations at Completion

At Completion, CPW shall:

(a)
deliver to the BBY Shareholders evidence in a form reasonably satisfactory to the BBY Shareholders (to the extent that the same is reasonably capable of being obtained) of the fulfilment of the Conditions; and

(b)
subject to clause 5.5, execute and procure that all Parties (other than the BBY Parties) to the Capital Reduction Documents execute and deliver such documents as necessary to give effect to the Capital Reduction and make such filings and registrations and take all such other actions and steps as may be required to implement and effect the Capital Reduction in accordance with the Capital Reduction Documents and the terms of this deed; and

(c)	do or deliver (or cause to be delivered) to the BBY Shareholders the matters or items listed in part 2 of schedule 4.

5.5	Failure of JV Co Directors to approve the Capital Reduction

In the event that CPW is unable to fulfil its obligations under clause 5.4(b) as a result of one or more of the directors of JV Co being unable or unwilling to take any necessary actions to give effect to the Capital Reduction then the Completion Date shall be delayed by ten Business Days' and the BBY Parties shall take such actions reasonably requested by CPW to appoint CPW's nominated directors to the board of JV Co in substitution for the current directors of JV Co at that time.

5.6	Consent under Shareholders' Agreement

Subject to satisfaction or waiver of all the Conditions in accordance with the provisions of this deed, each of the Parties hereby consent to the implementation of the Capital Reduction in accordance with the provisions of this deed and the Capital Reduction Documents pursuant to provisions of the Shareholders' Agreement by reason of the Capital Reduction being a Shareholder Reserved Matter (as defined in the Shareholders' Agreement) provided that if Completion does not occur in accordance with the provisions of this deed, the aforesaid consent shall be immediately revoked.

5.7	Release

With effect from Completion and subject to the terms of the Amendment and Termination Agreement:

(a)
each of the BBY Parties hereby waives and releases each member of CPW's Group (and shall procure the waiver and release by any other member of the BBY Shareholders' Group as necessary to give effect to this clause) from any liability whatsoever (whether actual or contingent) which may be owing to any member of the BBY Shareholders' Group by any member of CPW's Group and/or the Group, other than any liabilities arising under or in connection with the Transaction Documents (including those agreements which are stated in the Amendment and Termination Agreement as surviving Completion), the Tax Sharing Deed, the Letter of Authority, the Dividend Waiver Deed or the Deed of Assignment and Amendment, and any other liabilities arising between those parties in the ordinary course of business and trading; and

(b)
each of CPW and JV Co hereby waives and releases each member of BBY Shareholders' Group (and shall procure the waiver and release by any other member of CPW's Group as necessary to give effect to this clause) from any liability whatsoever (whether actual or contingent) which may be owing to any member of CPW's Group by any member of the BBY Shareholders' Group, other than any liabilities arising under or in connection with the Transaction Documents (including those agreements which are stated in the Amendment and Termination Agreement as surviving Completion), the Tax Sharing Deed, the Letter of Authority, the Dividend Waiver Deed or the Deed of Assignment and Amendment, and any other liabilities arising between such parties in the ordinary course of business and trading.

5.8	Deed of Assignment and Amendment and Tax Sharing Deed

Nothing in this deed or the Amendment and Termination Agreement shall amend, release or terminate any provision of the Deed of Assignment and Amendment or the Tax Sharing Deed.

6.	LOCK-IN AND SALE PROVISIONS

6.1	Lock-In

Each of the BBY Parties covenant and undertake to CPW that, subject to clause 6.2, none of the BBY Shareholders will at any time during the Lock-in Period make any Disposal of, or agree to Dispose, directly or indirectly of the legal and/or beneficial interest in, any of the Consideration Shares.

6.2	Exceptions to Lock-In

Nothing in clause 6.1 or 6.3 shall prohibit the BBY Shareholders from:

(a)	selling Consideration Shares in accordance with clause 6.3;

(b)
accepting a general offer made to all the holders of Ordinary Shares for the time being (other than shares held or contracted to be acquired by the offeror or its associates within the meaning of section 988 of the CA 2006);

(c)	selling or otherwise disposing of any Consideration Shares pursuant to any offer by CPW to purchase its own shares which is made on identical terms to all holders of Ordinary Shares;

(d)
transferring or disposing of Consideration Shares pursuant to a scheme of reconstruction under section 110 of the Insolvency Act 1986 in respect of the ordinary share capital of CPW or pursuant to a compromise or arrangement between CPW and its creditors or any class of them or its members or any class of them which is agreed to by the creditors or members and (where required) sanctioned by the court under the CA 2006;

(e)	taking up or disposing of any rights granted in respect of a rights issue or other pre-emptive share offering by CPW;

(f)	voting on (and any disposal directly or indirectly arising in respect of) a scheme of arrangement or analogous procedure in respect of the ordinary share capital of CPW;

(g)	transferring or disposing of any shares in accordance with any order made by a court of competent jurisdiction or required by law or by any regulatory or governmental authority;

(h)
transferring or disposing of any Consideration Shares to each other or any other member of the BBY Shareholders' Group provided that in the latter case, prior to any such transfer or disposal, the relevant transferee has given undertakings to CPW on substantially the same terms contained in this deed (including pursuant to clause 6.3 and the Letter of Authority) and that if such transferee ceases to be a member of the BBY Shareholders' Group it shall immediately transfer such Consideration Shares to another member of the BBY Shareholders' Group and if the relevant transferee has not already given the undertakings (including pursuant to clause 6.3 and the Letter of Authority) contained in this deed to CPW such transferee shall give such undertakings to CPW and execute a similar Letter of Authority; or

(i)	selling Consideration Shares with the prior written consent of CPW.

6.3	Sale Provisions during the Lock-In Period

(a)
During the Lock-in Period, CPW shall have the irrevocable right and authority on behalf of the BBY Shareholders to sell, in compliance with the Criminal Justice Act, the FSMA and other applicable laws in the United Kingdom, any of the Consideration Shares at a price per Consideration Share not less than the Issue Price.

(b)	Subject to clause 6.2, the BBY Parties agree that following the issue of the Consideration Shares to the BBY Shareholders in accordance with this deed and the

CPW Admission, the Consideration Shares shall at the start of and during the Lock-in Period be deposited or otherwise held by the Nominated Brokers in such a way (including any reasonable and lawful proposals made by the Nominated Brokers) in order to give effect to the provisions of this deed and the Letter of Authority.

(c)	Each of the BBY Parties agree and undertake to CPW to:

(i)	accept any reasonable and lawful changes to the Letter of Authority proposed by the Nominated Brokers in order to give effect to the provisions of this clause 6.3;

(ii)	execute any amended or new Letter of Authority as a result of any accepted changes pursuant to clause 6.3(c)(i); and

(iii)
execute all other documents that may be reasonably required in order to give effect to the provisions of this clause 6.3 and/or the Letter of Authority and/or in respect of the sale of the Consideration Shares.

(d)
Each of the BBY Parties agrees and undertakes with CPW that they shall not and shall procure that each other member of the BBY Shareholders' Group shall not during the Lock-in Period revoke or otherwise change any lawful right and/or authority of CPW and/ or the Nominated Broker to sell any of the Consideration Shares pursuant to this deed and the Letter of Authority.

(e)
CPW shall, on reasonable request from any of the BBY Parties, keep the BBY Parties reasonably informed as to any proposed or actual sales of the Consideration Shares in accordance with this clause 6.3 and the Letter of Authority.

(f)	If any of the Consideration Shares are sold during the Lock-in Period pursuant to this clause 6.3 and the Letter of Authority then the sale proceeds (the “Proceeds”) shall be paid as follows:

(i)	where the Consideration Shares are sold at a price per Consideration Share equal to the Issue Price all Proceeds less the Commission, to the relevant BBY Shareholder;

(ii)	Where the Consideration Shares are sold at a price per Consideration Share greater than the Issue Price and:

(A)
the Proceeds less the Commission is equal to or exceeds an amount equal to the number of Consideration Shares sold multiplied by the Issue Price (the "Baseline Proceeds") and amount equal to the Baseline Proceeds to the relevant BBY Shareholder and any Proceeds in excess of the aggregate of the Baseline Proceeds and the Commission, to CPW; or

(B)	the Proceeds less the Commission is less than the Baseline Proceeds an amount equal to the Proceeds less the Commission to the relevant BBY Shareholder; and

(iii)	the Commission to the Nominated Brokers.

In this deed, "Commission" means the aggregate commission, fees and expenses charged by the Nominated Brokers in respect of the sale of the relevant Consideration Shares, which shall not in respect of any single trade be more than 0.5%, except with the prior written consent of the BBY Shareholders and CPW.

6.4	Conditional Balancing Adjustment

(a)	This clause 6.4 is conditional on the aggregate of the Realised Value and the Retained Value being less than £64,000,000 on the True-Up Date (the "Value Condition").

In this deed:
"Closing Price" means the daily closing price of CPW's ordinary shares based on trade reports published by the London Stock Exchange on the Trading Day in question on the London Stock Exchange website at www.londonstockexchange.com;
"Market Price" means the average Closing Price of the Ordinary Shares during the Pricing Period;
"Pricing Period" means the five Trading Days immediately up to and including the True-up Date (except where the True-up Date is not a Trading Day in which case it shall mean the five Trading Days immediately preceding the True-Up Date) and, provided that, for the purposes of determining Market Price in clause 6.4(c), it shall mean the five Trading Days immediately preceding the date of the allotment and issue of the Top-Up Shares;
"Realised Value" means the aggregate of all amounts received by the BBY Shareholders pursuant to the disposal of any Consideration Shares pursuant to clause 6.2 or clause 6.3 together with any Commission which is payable by the BBY Shareholders pursuant to clause 6.3 and/or the aggregate commission, fees and expenses charge by the BBY Broker in respect of the sale of the relevant Consideration Shares;
"Retained Value" means the aggregate of the Market Price of any Consideration Shares held by the relevant BBY Shareholder on the True-up Date and that have not been sold pursuant to clauses 6.2 and 6.3 and the Letter of Authority;
"Trading Day" means any day on which the London Stock Exchange is open for trading;
"True-Up Date" means the last day of the Lock-in Period; and
"Value Deficit" means the amount (if any) by which the aggregate of the Realised Value and the Retained Value is less than £64,000,000.

(b)
Subject to the satisfaction of the Value Condition and clause 6.4(c), if there is a Value Deficit CPW shall pay the amount of the Value Deficit to BBY Holdco within ten Business Days of the True-Up Date.

(c)
To the extent the Value Deficit is in excess of £10,000,000 (such excess amount being the "Excess Value Deficit") CPW may elect, by written notice within ten Business Days of the True-Up Date, that instead of paying the amount of the Excess Value Deficit in cash in accordance with clause 6.4(b), it shall allot and issue Ordinary Shares (the "Top-Up Shares") to the BBY Shareholders (in such proportions as determined by the BBY Shareholders) at par value in such number that the aggregate Market Price of the Ordinary Shares so issued is not less than the amount equal to (i) the Excess Value Deficit; plus (ii) the aggregate par value paid for the Top-Up Shares. Such notification shall confirm the relevant number of Top-Up Shares and the aggregate nominal value payable.

(d)
If CPW elects to issue Top-Up Shares in accordance with clause 6.4(c) then such shares shall be allotted and issued on the 20th Business Day after the True-Up Date provided that if CPW determines, acting reasonably, that it would need to publish a prospectus to allot and issue the Top-Up Shares, then the relevant date shall be the next Business Day following approval, filing and publication of such prospectus, the convening of any general meeting and passing of any resolutions required at such meeting together with the convening of any board meeting and passing of any resolution to validly allot and issue any Top-Up Shares and all such other matters as may be required in order to allot and issue the Top-Up Shares to the BBY Shareholders and the BBY Shareholders shall pay the relevant nominal value for the Top-Up Shares on or before such date. CPW shall use its reasonable endeavours to procure the matters referred to above in relation to any such prospectus are carried out as soon as practicable after the True-Up Date.

(e)
All Top-Up Shares would from the date of their allotment and issue rank pari passu in all respects with the Ordinary Shares in the capital of CPW then in issue and will be issued credited fully paid and free from Encumbrances.

(f)
CPW shall take such steps as may be necessary to ensure that the Top-Up Shares are admitted to the Official List and to trading on the Main Market of the London Stock Exchange by 8.00 am on the day of their unconditional allotment and issue.

(g)
By making the election to issue Top-Up Shares pursuant to clause 6.4(c), CPW shall be deemed to have repeated on the date of such election and the date of issuance of the Top-Up Shares, the warranties set out in schedule 8 (save for the warranty in paragraph 4 of schedule 8) which shall apply to this deed as if the same had been set out herein save that references to "Consideration Shares" shall be deemed to be references to Top-Up Shares.

(h)
If the Top-Up Shares are not allotted, issued and admitted to the Official List and to trading on the Main Market of the London Stock Exchange in accordance with this clause 6.4 by the date specified herein for any reason (other than non-payment by the BBY Shareholders of the nominal value in accordance with clause 6.4(d)) then the BBY Shareholders may then elect instead to receive the Excess Value Deficit in cash and CPW shall then pay such amount within ten Business Days of such election by the BBY Shareholders.

(i)	CPW shall only issue Top-Up Shares in accordance with this clause 6.4 in accordance with the Prospectus Rules, the Listing Rules, the FSMA, CA 2006, its corporate authorisations and applicable law.

6.5	Dividend Balancing Payment

(a)
This clause 6.5 is conditional on the aggregate of the Realised Value and the Retained Value being not less than £64,000,000 and not more than £80,000,000 on the True-Up Date (the "Dividend Condition").

(b)	Subject to the satisfaction of the Dividend Condition, CPW shall pay the relevant BBY Shareholders within ten Business Days of the True-Up Date an amount equal to the lower of:

(i)
the value of all dividends and other distributions CPW would have paid or made (as the case may be) on any Consideration Shares held by the relevant member of the BBY Shareholders' Group on the record date for such dividend or distribution if the Dividend Waiver Deed had not been entered into in accordance with this deed; and

(ii)	the amount by which the Realised Value exceeds £64,000,000 but is less than £80,000,000.

6.6	Orderly Market

(a)
Subject to clause 6.6(b), any Consideration Shares and any Top-Up Shares held by any member of the BBY Shareholders' Group at the end of the Lock-in Period shall only be the subject of a Disposal by such member of the BBY Shareholders' Group in such manner as the BBY Brokers may reasonably require so as to ensure an orderly market in CPW's Shares.

(b)	The restriction in clause 6.6(a) shall cease to have effect once the BBY Shareholders' Group hold, in aggregate, less than 4 million Consideration Shares and Top-Up Shares in aggregate.

In this deed:

"Disposal" means directly or indirectly mortgaging, pledging, charging, assigning, selling, transferring, hedging or otherwise disposing of or granting any Encumbrance over, including agreeing (conditionally or unconditionally) to do the same and "Dispose" shall be construed accordingly.

7.	POST-COMPLETION AND OTHER OBLIGATIONS

7.1	Obligations of BBY

BBY undertakes to CPW that prior to and until the first anniversary of Completion it shall use its reasonable endeavours to assist the Group in obtaining contributions from and the assistance of France Telecom SA (trading as Orange France) in respect of the closure and/or disposal of the Group's businesses in France.

7.2	Obligations of CPW

CPW undertakes to the BBY Shareholders to procure the performance and observance of those matters listed in schedule 5.

7.3	JV Co Tax Returns

Subject to clause 7.4 below, JV Co shall prepare the Tax Returns (including all computations and the provision of financial information, together with all necessary claims, elections, surrenders and notices required for such returns) of JV Co for all accounting periods ended before Completion (to the extent not already prepared) and the Straddle Period (for the avoidance of doubt, excluding any Tax Returns that the BBY Shareholders' Group is required to prepare for its own tax purposes) and JV Co shall prepare all documentation and deal with any matters (including correspondence) in the normal course relating to those Tax Returns and any appeal or other dispute relating to those Tax Returns.
7.4    Preparation of JV Co Tax Returns
In preparing the relevant Tax Returns and other documents in accordance with clause 7.3 above, JV Co shall incorporate all reasonable comments made by BBY. JV Co shall not be obliged to take any action under clause 7.3 if CPW reasonably determines that such action would have an adverse effect on the amount of Tax payable by any member of CPW's Group or the Group or would materially adversely affect the relationship of any member of CPW's Group or the Group with any Tax Authority in respect of a period after Completion.

7.5    Access to Records
CPW shall procure that JV Co provides each of the BBY Parties and their duly authorised agents at the BBY Parties' cost with such access on reasonable notice and during normal business hours to its books, accounts, records and personnel as is necessary and reasonable to enable the BBY Parties and their duly authorised agents to:

(a)	prepare their Tax Returns (including all computations and the provision of financial information, together with all necessary claims, elections, surrenders and notices required for such returns); and

(b)	defend any Tax audit conducted by any Tax Authority;

to the extent that those Tax Returns and Tax audits relate to income received by the BBY Shareholders' Group from JV Co prior to Completion or during the Straddle Period.

8.	RESTRICTIVE COVENANTS

8.1	Restriction of BBY Shareholders

Each BBY Shareholder undertakes with CPW that, except with the consent in writing of CPW for the period of three years after Completion, it will not (and will procure that no member of the BBY Shareholders' Group will), in the Territory, either on its own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, in any business which directly competes with any Relevant Business carried on by any member of the Group in that country at Completion (a "CPW Competing Business") (other than as a passive holder of less than 3 per cent of the outstanding shares of a corporation carrying on such a business).

8.2	Non-Solicitation

The BBY Shareholders and CPW agree that for the period of 18 months after Completion:

(a)	no member of the BBY Shareholders' Group in respect of each member of CPW's Group; and

(b)	no member of CPW's Group in respect of each member of the BBY Shareholders' Group,

will (other than in relation to the persons listed in Schedule 11) either on its own account or in conjunction with or on behalf of any other person solicit, entice away or attempt to solicit or entice away any person who, at Completion, is an employee of, or a secondee to, a member of CPW's Group or BBY Shareholders' Group, as the case may be.

8.3	Severance

Each of the restrictions contained in this clause 8 is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

8.4	Exceptions from restrictions

Nothing in clause 8.1 shall prevent or restrict any member of the BBY Shareholders' Group from:

(a)
carrying on or being engaged, concerned or interested in, anywhere in the world, any business (not being a CPW Competing Business) which it carries on at Completion or in which it is at Completion engaged, concerned or interested (or any reasonable extension or development of any such business);

(b)
without prejudice to the generality of the foregoing, carrying on or being engaged in the sale or licensing to original equipment manufacturers of software solutions for the provision of mobile device activation or mobile device airtime services from network operators provided such solution is being marketed to original equipment manufacturers for use in at least one country other than a country that is within the Territory, for the avoidance of doubt and notwithstanding any other provision of this deed, including (a) and (b) above, BBY or its Affiliates may not carry on or be engaged in the sale or licensing of software solutions for the provision of mobile device activation or mobile device airtime services from network operators to retailers (other than original equipment manufacturers that operate retail channels for their own devices) or network operators;

(c)
carrying on or being engaged, concerned or interested in, anywhere in the world, online sales from one country into another country from an online channel not otherwise constituting a CPW Competing Business;

(d)
holding shares or stock quoted or dealt in on a recognised investment exchange (as defined in the FSMA) in any part of the world so long as not more than five (5) per cent of the shares or stock of any class of any one company (other than CPW) is so held;

(e)	solicitation of employment to any persons listed in schedule 11; and

(f)	general solicitation to the public of employment and to which any person responds without any other specific and deliberate solicitation.

8.5	Secondees

(a)	As soon as practicable after Completion, the Parties shall terminate the secondments of all persons (other than Daniel Lindholm and Dean Dhinsa) who are seconded:

(i)	from any member of the BBY Shareholders' Group to any member of CPW's Group; or

(ii)	from any member of CPW's Group to any member of the BBY Shareholder's Group.

(b)
As soon as reasonably practicable after Completion, BBY or an Affiliate shall make an employment offer to Daniel Lindholm and, subject to him accepting such offer, CPW shall provide such cooperation and assistance as may be reasonably requested by BBY and / or its relevant Affiliate in connection with the transfer of his employment to BBY or its Affiliate.

8.6	Modification of restrictions

While the restrictions contained in this clause 8 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Parties but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.7	Confidential Information relating to the Group

(a)
Each of the BBY Shareholders jointly and severally undertakes to and covenants with CPW that (save with the prior consent in writing of CPW) they shall not, and shall procure that each member of the BBY Shareholders' Group shall not, at any time after Completion:

(i)
use or procure or cause or (so far as they are able) permit the use of any name or names identical or substantially similar to or including the words "Carphone Warehouse" or "The Phone House" or "CPW" or "Mobiles.co.uk" or "e2save" or "Onestopphoneshop" or "Dialaphone" or any colourable imitation thereof in connection with any business activity.

(ii)	hold itself out as being a part of the Group or commit or attempt to commit JV Co or any other member of the group to any contract or arrangement (whether oral or in writing).

(b)
CPW undertakes to and covenants with the BBY Shareholders that (save with the prior consent in writing of the BBY Shareholders) it shall not, and shall procure that each member of CPW's Group shall not, at any time after Completion hold itself out as being a part of the BBY Shareholders' Group or commit or attempt to commit any member of the BBY Shareholders' Group to any contract or arrangement (whether oral or in writing).

9.	WARRANTIES

9.1	Warranties of the BBY Parties

(a)
Each of the BBY Parties jointly and severally warrant to CPW in the terms set out in schedule 6. Each of the BBY Parties' Warranties is made on the date of this deed and is deemed to be repeated each day up to and including the date of Completion.

(b)
Each of the BBY Parties' Warranties shall be construed as a separate and independent warranty and (except pursuant to clause 9.2) shall not be limited or restricted by reference to or inference from any other term of this deed or any other of the BBY Shareholders' Warranties.

(c)
Each of the BBY Shareholders and BBY waive and may not enforce (and shall procure that each member of the BBY Shareholders' Group shall waive and not enforce) any rights which any of them may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Group or any of their respective officers or employees from time to time enabling the BBY Shareholders to give the BBY Shareholders' Warranties.

9.2	Limitation on liability of the BBY Parties

The liability of the BBY Parties in respect of any claim under the BBY Parties' Warranties shall be limited as set out in schedule 7.

9.3	Warranties of CPW

(a)
CPW warrants to the BBY Shareholder in the terms set out in schedule 8. Each of CPW's Warranties is made on the date of this deed and is deemed to be repeated each day up to and including the date of to Completion, except where any of CPW's Warranties is expressly stated as being given only on the date of this deed.

(b)
Each of CPW's Warranties shall be construed as a separate and independent warranty and (except pursuant to clause 9.4) shall not be limited or restricted by reference to or inference from any other term of this deed or any other of CPW's Warranties.

9.4	Limitation on liability of CPW

The liability of CPW in respect of CPW's Warranties shall be limited as set out in schedule 9.

9.5	Knowledge

Where there is any claim under any of the warranties set out in schedule 6 and/or schedule 8 the common law position in respect of the knowledge of the party making the claim shall apply except to the extent inconsistent with any express term of this deed.

9.6	Rescission

No Party shall have any right to rescind this deed.
9.6    Survival
Each of the BBY Parties' Warranties and CPW's Warranties shall survive and continue in full force and effect notwithstanding Completion.

10.	ANNOUNCEMENTS, CONFIDENTIALITY AND RETURN OF INFORMATION

10.1	Prior approval of announcements

Subject to the provisions of clauses 10.2, 10.3 and 10.4 below, no public disclosure or announcement relating to the existence or subject matter of this deed shall be made or issued by or on behalf of the BBY Shareholders or CPW or any member of the BBY Shareholders' Group or any member of CPW's Group without the prior written approval of the other Parties (which approval may be subject to reasonable conditions) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body.

10.2	Notices to customers etc.

Nothing in this deed will prohibit CPW or any member of CPW's Group from making or sending after Completion any announcement to a customer, client or supplier of any member of the Group informing it that CPW has become the sole owner of JV Co.

10.3	Prospectus and Circular

The BBY Shareholders consent to the inclusion in the Prospectus and Circular (and any supplement or amendment thereto) of references to the Transaction Documents and summaries of their contents provided that neither the Prospectus nor the Circular (nor any supplement or addition thereto) shall contain any inaccurate description of any member of the BBY Shareholders' Group or their business or activities and the BBY Shareholders shall be permitted to review the draft Prospectus and draft Circular (and drafts of any supplements or amendments thereto) from time to time on reasonable request. BBY shall, and shall procure that the BBY Shareholders' Group shall, provide to CPW all information relating to the BBY

Shareholders' Group and other reasonable assistance required or reasonably necessary to finalise the Circular and the Prospectus.

10.4	Consultation

The Party making any communication prohibited by this deed shall consult with the other Parties in advance as to the form, content and timing of the communication.

10.5	Confidentiality

Each Party shall treat as strictly confidential and will not disclose any information received or obtained by it or its officers, employees, agents or advisers as a result of entering into or performing this deed which relates to:

(a)	the provisions of this deed, or any document or deed entered into pursuant to this deed;

(b)	the negotiations leading up to or relating to this deed; or

(c)	any of the other Parties,

provided that these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is:

(i)	required by the law of any jurisdiction;

(ii)
properly required by any applicable securities exchange, supervisory or regulatory or governmental body to which the relevant Party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law;

(iii)	made to the relevant Party's professional advisers, auditors, bankers or lender of money or the professional advisers, auditors, bankers or lender of money of any Affiliate of the relevant Party; or

(iv)	of information that has already come into the public domain through no fault of the relevant Party or any other member of that Party's group of companies.

11.	COUNTERPARTS

This deed may be executed in any number of counterparts and by the Parties to it on separate counterparts and each such counterpart shall constitute an original of this deed but all of which together constitute one and the same instrument. This deed shall not be effective until each Party has executed at least one counterpart.

12.	VARIATION, WAIVER AND CONSENT

12.1
No variation (or waiver of any provision or condition or breach or non-fulfilment of this deed) shall be effective unless it is in writing and signed by or on behalf of each of the Parties (or, in the case of a waiver, by or on behalf of the Party waiving compliance or in the case of breach or non-fulfilment by or on behalf of the Party who is entitled to claim in respect of such breach or non-fulfilment).

12.2
Unless expressly agreed, no variation or waiver of any provision or condition of this deed shall constitute a general variation or waiver of any provision or condition of this deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this deed which have already accrued up to the date of variation or waiver, and the rights and obligations of the

Parties under or pursuant to this deed shall remain in full force and effect, except and only to the extent that they are so varied or waived.

12.3	Any consent granted under this deed shall be effective only if given in writing and signed by the consenting Party and then only in the instance and for the purpose for which it was given.

13.	ENTIRE AGREEMENT

The Transaction Documents together represent the whole and only agreement between the Parties in relation to their subject matter including the Capital Reduction and the BBY Shareholders' Group ceasing to be a shareholder in JV Co and supersede any previous agreement, arrangement or statement (whether written or oral) between all or any of the Parties in relation to the subject matter of any such document (including, without limitation, the Term Sheet and all replies (whether or not in writing ) in respect of the respective due diligence replies made between the Parties in respect of the matters contemplated by the provisions of any of the Transaction Documents, save that nothing in this deed shall exclude any liability for, or remedy in respect of, fraud.

14.	PAYMENTS

14.1
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this deed shall be made in pounds sterling by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

(a)
if that payment is to BBY Distributions, as notified to CPW within 21 days of the date of this deed or such other account as BBY Distributions shall, not less than five Business Days before the date that payment is due, have specified by giving notice to CPW for the purpose of that payment (the "BBY Distributions Account");

(b)
if that payment is to BBY HoldCo, as notified to CPW within 21 days after the date of this deed or such other account as BBY HoldCo shall, not less than five Business Days before the date that payment is due, have specified by giving notice to CPW for the purpose of that payment (the "BBY HoldCo Account"); and

(c)	if that payment is to CPW, the account of CPW at:

Account: Carphone Warehouse Group plc
Bank:   HSBC plc
Sort code: 40-02-50
Number: 31311433
IBAN: GB26 MIDL 4002 5031 3114 33

or such other account as CPW shall, not less than five Business Days before the date that payment is due, have specified by giving notice to the BBY Shareholders for the purpose of that payment (the "CPW's Account").

14.2	All payments under this deed shall be by the clearing houses automated payment system or any other method of electronic transfer for same-day value and shall be of immediately available funds.

15.	INTEREST

The Parties agree that simple interest shall accrue on the First Deferred Payment and Second Deferred Payment from the Completion Date until the date of payment of the relevant amount. Interest shall accrue at an annual rate of 2.5% per annum. Interest shall accrue on the basis of the actual number of days elapsed and a 365-day year.

16.	NOTICES

16.1
Any notice, demand or other communication ("Notice") to be given by any Party under, or in connection with, this deed shall be in writing and signed by or on behalf of the Party giving it. Any Notice shall be served by delivering it by hand to the address set out in clause 16.4 and in each case marked for the attention of the relevant Party set out in clause 16.4 (or as otherwise notified from time to time in accordance with the provisions of this clause 16). Any Notice so served by hand shall be deemed to have been duly given or made when delivered; provided that in each case where delivery by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

16.2	References to time in this clause are to local time in the country of the addressee.

16.3	No notice shall be effective by email or by fax unless agreed by all of the relevant Parties at the relevant time.

16.4	The addresses of the Parties for the purpose of clause 16.1 are as follows:

(a)	BBY Distributions
Address: 7601 Penn Avenue South, Richfield, Minnesota 55423, United States of America

For the attention of: General Counsel
With a copy (including via email) to: Deputy General Counsel

(b)	BBY HoldCo
Address: 1 Portal Way, London W3 6RS, United Kingdom

For the attention of: Chief Executive Officer
With a copy (including via email) to: General Counsel and Company Secretary

(c)	BBY
Address: 7601 Penn Avenue South, Richfield, Minnesota 55423, United States of America

For the attention of: General Counsel
With a copy (including via email) to: Deputy General Counsel

(d)	CPW
Address: 1 Portal way, London, W3 6RS, UK

For the attention of: Chief Executive Officer

With a copy (including via email) to: General Counsel and Company Secretary

(e)	JV Co
Address: 1 Portal way, London, W3 6RS, UK

For the attention of: Chief Executive Officer
With a copy (including via email) to: General Counsel and Company Secretary

16.5	A Party may notify all other Parties to this deed of a change to its name, relevant addressee or address for the purposes of this clause 16, provided that, such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

16.6	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon.

17.	COSTS

17.1
Each of the Parties shall be responsible for its own legal, accountancy and other costs, charges, fees and expenses incurred in connection with the negotiation, preparation and implementation of each of the Transaction Documents and any other agreement incidental to or referred to in this deed.

17.2
In particular, CPW shall bear and pay or cause to be paid all costs, charges, fees and expenses (together with VAT where applicable) incurred in connection with, or incidental to, the allotment and issue of the Consideration Shares and any additional Ordinary Shares issued pursuant to clause 6 of this deed or the other Transaction Documents, including (without limitation):

(a)
all expenses of CPW's Group in connection with the preparation, printing, distribution and filing of the Prospectus (or any other prospectus, listing particular or offer document) or Supplementary Prospectus;

(b)	all fees and expenses of CPW's Group in connection with the applications for the CPW Admission;

(c)	all costs and expenses of CPW's Group in connection with CREST and CPW's registrar; and

(d)	all costs and expenses of CPW's Group arising as a result of the allotment, issue or delivery of Ordinary Shares by CPW to or for the account of the BBY Shareholders.

18.	THIRD PARTY RIGHTS

A person who is not Party to this deed shall have no right whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Deed except that any third party assignee pursuant to clause 20 shall have the right to enforce its rights pursuant to that clause.

19.	CONTINUING EFFECT

Each provision of this deed shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

20.	ASSIGNMENT

20.1
No Party may assign or transfer all or any of its rights or obligations under this deed or dispose of any right or interest in this deed without the prior written consent of the other Parties, provided that a Party ("Assigning Party") may assign or transfer to one of its Affiliates the benefit of the whole or any part of this deed provided, however, that if such permitted assignee ceases to be an Affiliate of such Assigning Party any rights assigned or transferred under this clause 20.1 shall immediately be reassigned to the Assigning Party and provided further that no such assignment or transfer shall relieve the Assigning Party of its obligations hereunder.

20.2
The Parties acknowledge and agree that a Party's liability under this deed or any other Transaction Document shall not in any way be increased as a result of or in connection with any assignment or transfer of the benefit of the whole or any part of this deed by another Party permitted under clause 20.1 above.

21.	TRANSFER OF ASSETS

21.1	Group Assets

Each of the BBY Shareholders and BBY hereby jointly and severally undertakes to CPW to procure that, following Completion, in the event that any member of the BBY Shareholders' Group is in possession of any assets of any member of the Group that have not been paid for in the ordinary course of trading, then the relevant member of the BBY Shareholders' Group shall at no cost transfer or deliver (at the request of CPW) to the relevant member of the Group.

21.2	BBY Assets

CPW undertakes to the BBY Shareholders and BBY that, following Completion, in the event that any member of the Group is in possession of any assets of any member of the BBY Shareholders' Group that have not been paid for in the ordinary course of trading or otherwise is subject to or otherwise referred to in the New Geek Squad Trademark Licence, then CPW shall procure that the relevant member of the Group shall at no cost transfer or deliver (at the request of BBY) to the relevant member of the BBY Shareholders' Group.

22.	FURTHER ASSISTANCE

On and after Completion, the Parties shall each do and execute or procure to be done and executed all such acts, deeds, documents and things as may be reasonably necessary to give effect to this deed.

23.	SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this deed shall not affect the continuation in force of the remainder of this deed.

24.	GOVERING LAW AND SUMISSION TO JURISDICTION

24.1	Governing law

The construction, validity and performance of this deed and all non-contractual obligations arising from or connected with this deed shall be governed by the laws of England.

24.2	Submission to jurisdiction

The Parties to this deed irrevocably agree that the courts of England shall have exclusive jurisdiction over any claim or matter arising under or in connection with this deed and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.
The Parties have shown their acceptance of the terms of this deed by executing it as a deed at the end of the schedules and it is delivered and takes effect as a deed at the date written at the beginning of it.

SCHEDULE 1
JV Co and the BBY Shareholders
Part 1: Details of JV Co

Name	:	New BBED Limited

Place of Incorporation	:	England and Wales

Company number	:	7,866,062

Registered office	:	1 Portal Way, London, W3 6RS, United Kingdom

Directors	:	Mr Andrew John Harrison

Mr Marcus Roy

Secretary	:	Mr Timothy Simon Morris

Issued share capital	:	£3,093,260.07 divided into 309,326,004 ordinary shares of £0.01 each and 3 deferred shares of £0.01 each

Mortgages and charges	:	None filed

Status	:	Holding

Part 2: The BBY Shareholders

(1)	(2)		(3)	(4)	(5)
BBY Shareholders	Number and percentage of Shares		Amount of Cash Consideration (£)	Amount of Deferred Consideration (£)	Percentage of Consideration Shares (%)
	No.	%
Best Buy Distributions Limited	77,331,501 ordinary shares of £0.01 each 1 deferred share of £0.01	50	250,000,000	0	0
Best Buy UK Holdings LP	77,331,501 ordinary shares of £0.01 each	50	120,000,000	50,000,000	100

SCHEDULE 2
Details of CPW

Name	:	Carphone Warehouse Group PLC

Place of Incorporation	:	England and Wales

Company number	:	7,105,905

Registered office	:	1 Portal Way, London, W3 6RS, United Kingdom

Issued share capital	:	472,754,543 divided into ordinary shares of 0.1 pence each

Mortgages and charges	:	None

SCHEDULE 3
Conditions Precedent
Completion is conditional on:

1.
(i) the FCA having acknowledged to CPW or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the Ordinary Shares and the Consideration Shares to the Official List has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions satisfied; and (ii) the London Stock Exchange having acknowledged to CPW or its agent (and such acknowledgement not having been withdrawn) that the Ordinary Shares and the Consideration Shares will be admitted to trading on its main market for listed securities (subject in the case of (i) and (ii), if applicable, to the allotment of the Consideration Shares); and

2.
(i) the Autorité de la concurrence having adopted a decision under Book IV of the French Commercial Code (Article L430) concerning the control of concentrations between undertakings as amended from time to time (the "French Merger Regulation") declaring that the transactions contemplated by this deed will not substantially lessen competition for the purposes of Article L.430-6 of the French Merger Regulation, either unconditionally or subject to such conditions, obligations, undertakings or modifications as shall be reasonably acceptable to CPW; or (ii) no decision having been issued by the Autorité de la concurrence within the time limit provided by Article L. 430-5 of the French Regulation; or (iii) the Autorité de la concurrence having issued a comfort letter declaring that the transactions contemplated by this deed fall outside of the scope of review for the purposes of French Merger Regulation.

SCHEDULE 4
Completion
Part 1: BBY Shareholders' and BBY Obligations at Completion
At Completion, the BBY Shareholders and BBY shall deliver to CPW:

1.	an original copy of the Amendment and Termination Agreement duly executed by all parties named therein that are members of the BBY Shareholders' Group;

2.	an original copy of the New Geek Squad Trademark Licence Amendment duly executed by Best Buy International Finance S.a.r.l, BBY and Best Buy Enterprise Services Inc.;

3.	an original copy of the Dividend Waiver Deed(s) duly executed by the BBY Shareholders;

4.
certified copies of any powers of attorney under which any of the documents referred to in this schedule is executed or evidence reasonably satisfactory to CPW of the authority of any person signing on behalf of the BBY Parties;

5.
an original copy of a resolution of the board of directors (or equivalent) of each of the BBY Parties (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by such BBY Party of its respective obligations under this deed and each of the other documents to be executed by such BBY Party;

6.	an original copy of the Letter of Authority duly executed by the BBY Shareholders; and

7.    an original copy of the Payment Instruction Letter duly executed by BBY.

Part 2: CPW's Obligations at Completion

1.	At Completion:

(a)	JV Co shall pay the Cash Consideration to the BBY Shareholders in accordance with clause 3.2;

(b)	CPW shall satisfy the obligation to issue the Consideration Shares to the BBY Shareholders in accordance with clause 3.4 by:

(i)	procuring that CPW's register of members is updated to reflect the issuance of the Consideration Shares in accordance with the terms of this deed;

(ii)
procuring that the Consideration Shares be transferred to the CREST account of BBY HoldCo (as notified by BBY HoldCo to CPW not less than three Business Days prior to Completion) or, if no such account is notified, for share certificates to be delivered to BBY HoldCo within five Business Days of Completion; and

(iii)	procuring that the CPW Admission occur by no later than 8.00 a.m. on the Trading Day immediately following the Completion Date,

(c)	CPW shall deliver to the BBY Shareholders:

(i)	an original copy of the Amendment and Termination Agreement duly executed by all parties named therein (other than those parties that are members of the BBY Shareholders' Group);

(ii)	an original copy of the New Geek Squad Trademark Licence Agreement duly executed by CPW and JV Co.;

(iii)
an original copy of a resolution of the board of directors of CPW (certified by a duly appointed officer as true and correct) authorising the execution of and the performance by CPW of its obligations under the Transaction Documents and each of the other documents to be executed by CPW;

(iv)
certified copies of any powers of attorney under which any of the documents referred to in this part 2 is executed or other evidence satisfactory to the BBY Shareholders of the authority of the person signing on CPW's behalf;

(v)	an original copy of the Letter of Authority duly executed by CPW; and

(vi)	an original copy of the Payment Instruction Letter duly executed by CPW.

SCHEDULE 5
Post-Completion Obligations
Following Completion, CPW undertakes to the BBY Parties to procure that, as soon as reasonably practicable after Completion and in any event within three months thereafter, each member of the Group shall cease in any manner whatsoever to use any name identical to or similar to or including the words "Best Buy" or any colourable imitation thereof in connection with any business activity.

SCHEDULE 6
BBY Parties' Warranties

1.	TITLE TO SHARES

1.1	The Reduction Shares are fully paid or credited as fully paid and the BBY Shareholders are the sole owners of the Reduction Shares.

1.2
There is no Encumbrance on, over or affecting the Reduction Shares and there is no deed or commitment to give or create any Encumbrance or negotiations which may lead to such a deed or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

1.3	Other than the Reduction Shares, no member of the BBY Shareholders' Group holds any shares in any member of the Group.

2.	CAPACITY OF BBY PARTIES

2.1
Each of the BBY Parties has full power and authority and has obtained all corporate authorisations required to empower it to enter into the Transaction Documents and each of the documents in the agreed form to be executed on or before Completion to which it is a party and to perform its obligations thereunder in accordance with their terms and each shall (when executed) constitute valid and binding obligations on such BBY Party in accordance with its respective terms.

2.2	Neither the entry into of the Transaction Documents nor the implementation of the transactions contemplated by the Transaction Documents by the BBY Parties will:

(a)	violate or conflict with the provisions of their constitutional documents;

(b)	amount to a material violation or breach of any applicable laws or regulations in any relevant jurisdiction;

(c)
amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction to which any member of the BBY Shareholders' Group is a party or by which any member of the BBY Shareholders' Group is bound which violation or default is material in the context of the transactions contemplated by this deed; or

(d)
result in a breach of, or constitute a default under, any instrument to which one or more of the BBY Parties are a party or by which one or more of the BBY Parties are bound, which breach or default is material in the context of the transactions contemplated by this deed.

2.3
Other than this deed, the Shareholders Agreement, and the Option Agreement, no member of the BBY Shareholders' Group is a party to or aware of any agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of or grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of JV Co or any other member of the Group (including without limitation, an option or right of pre-emption or conversion).

2.4	The Reduction Shares have not since 30 June 2008 been the subject of a transaction at an undervalue within the meaning of part IX or part VI of the Insolvency Act 1986.

3.	NO CONTRACTS, ASSETS OR EMPLOYEES

3.1
No member of the BBY Shareholders' Group has entered into or agreed to enter into any contract or arrangement (whether oral or in writing but excluding any contract or arrangement of which CPW is aware of at the time this warranty is made) with any party (whether or not a party to this deed) that has created or will create any obligation on or confer any benefit to (in each case whether legally binding or not) the JV Co and/ or any member of the Group.

3.2	As far as the BBY Shareholders are aware, no member of the Group is using any asset including any intellectual property of any member of the BBY Shareholders' Group except:

(a)	pursuant to (i) any licence in force as at the date of this deed; and/or (ii) the Geek Squad Trademark Licence and the New Geek Squad Trademark Licence; and/or

(b)	any asset used by the Group in relation to the marketing and sale of own branded products of the BBY's Shareholders Group.

3.3
No member of the BBY Shareholders' Group is a party to any contract or arrangement (whether oral or in writing and whether legally binding or not (but excluding any contract or arrangement of which CPW is aware of at the time this warranty is made)) with any member of the Group other than the Transaction Documents, the Deed of Assignment and Amendment and the Tax Sharing Deed or in the ordinary course of business.

3.4
As far as the BBY Shareholders are aware, no employees of the BBY Shareholders' Group are working for, whether under secondment or not, any member of the Group (but excluding any employees of the BBY Shareholders' Group working for any member of the Group to the extent CPW is aware of that at the time this warranty is made).

4.	INSOLVENCY ETC..

4.1
No order is outstanding, or so far as the BBY Shareholders' are aware, has been made, or petition presented or meeting convened by any shareholder or creditor of any member of the BBY Shareholders' Group for the winding up of any member of the BBY Shareholders' Group, or so far as the BBY Shareholders are aware for the appointment of any provisional liquidator, and so far as the BBY Shareholders are aware there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction.

4.2	Administration and receivership.

So far as the BBY Shareholders are aware no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any member of the BBY Shareholders' Group, and so far as the BBY Shareholders are aware no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any member of the BBY Shareholders' Group nor so far as the BBY Shareholders are aware has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

4.3	Voluntary arrangement etc.

No member of the BBY Shareholders' Group has made any voluntary arrangement with any of its creditors in the two years prior to the date of this deed.

SCHEDULE 7
Limitations on the BBY Parties' Liability

1.	SCOPE

1.1
Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the BBY Parties in respect of any claim under the BBY Parties' Warranties and references to "claim" and "claims" shall be construed accordingly.

1.2	All of the limitations on the liability of the BBY Parties contained in this schedule are subject to paragraph 8.

2.	LIMITATIONS OF QUANTUM

2.1	The maximum aggregate liability of the BBY Parties in respect of all claims shall not exceed the amount of the Consideration.

3.	TIME LIMITS

The BBY Parties shall be under no liability in respect of any claim unless notice of such claim shall have been served upon the BBY Parties by CPW by no later than the second anniversary of Completion.

4.	CHANGE IN LEGISLATION

No liability shall attach to any of the BBY Parties in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

5.	NO DOUBLE RECOVERY

CPW shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

6.	PAYMENT OF CLAIM TO BE IN REDUCTION OF CONSIDERATION

If any of the BBY Parties pay any sum to CPW pursuant to a claim, that part of the Consideration paid by JV Co in respect of the Capital Reduction shall be deemed to be reduced by the amount of such payment, provided that such deeming in no way prejudices the effectiveness of the Capital Reduction.

7.	MITIGATION NOT AFFECTED

Nothing in this deed shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

8.	FRAUD

None of the limitations on the liability of the BBY Parties set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against the BBY

Parties to the extent that the liability of any of the BBY Parties in respect of that claim arises from fraud on the part of any of the BBY Parties.

SCHEDULE 8
CPW's Warranties

1.	CAPACITY OF CPW

1.1
CPW has (subject to the approval of the CPW Shareholder Resolutions by way of ordinary resolution(s) based on the facts as at the date of signing of this deed) full power and authority and has obtained all corporate authorisations required to empower it to enter into the Transaction Documents and each of the documents in the agreed form to be executed on or before Completion to which it is a party and to perform its obligations thereunder in accordance with their terms and each shall (when executed) constitute valid and binding obligations on CPW in accordance with its respective terms.

1.2	Neither the entry into of the Transaction Documents nor the implementation of the transactions contemplated by the Transaction Documents by CPW will:

(a)	violate or conflict with the provisions of its constitutional documents;

(b)	amount to a material violation or breach of any applicable laws or regulations in any relevant jurisdiction;

(c)	trigger any pre-emptive rights of other shareholders of CPW as a result of the allotment or issue of the Consideration Shares;

(d)
amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction to which any member of CPW's Group is a party or by which any member of CPW's Group is bound which violation or default is material in the context of the transactions contemplated by this deed; or

(e)
result in a breach of, or constitute a default under, any instrument to which any member of CPW's Group is a party or by which any member of CPW's Group is bound, which breach or default is material in the context of the transactions contemplated by this deed.

1.3	The Transaction Documents constitute (or will on execution constitute) valid and legally binding obligations of CPW.

2.	CPW

2.1	Duly constituted

CPW has been duly incorporated, is duly organised and is validly existing and in good standing under the laws of England and Wales. Each member of CPW's Group has all requisite corporate powers and authority to own its assets and to conduct the business currently being carried on by it.

3.	SHARE CAPITAL

3.1	Information provided

All information contained in Schedule 2 is true as at the date of this deed.

4.	NO CONTRACTS, ASSETS OR EMPLOYEES

As far as CPW is aware, no member of the Group is using any asset including any intellectual property of any member of the BBY Shareholders' Group, except

(a)	pursuant to (i) any licence in force as at the date of this deed; and/or (ii) the Geek Squad Trademark Licence and/or the New Geek Squad Trademark Licence and/or

(b)	any asset used by the Group in relation to the marketing and sale of own branded products of the BBY Shareholders' Group.

5.	INSOLVENCY ETC.

5.1
No order is outstanding, or so far as CPW is aware, has been made, or petition presented or meeting convened by any shareholder or creditor of any member of CPW's Group for the winding up of any member of CPW's Group, or so far as CPW is aware for the appointment of any provisional liquidator, and so far as CPW is aware there are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction.

5.2	Administration and receivership.

So far as the CPW is aware no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any member of the CPW's Group, and so far as CPW is aware no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any member of CPW's Group nor so far as the CPW is aware has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

5.3	Voluntary arrangement etc.

No member of the CPW's Group has made any voluntary arrangement with any of its creditors in the two years prior to the date of this deed.

SCHEDULE 9
Limitations on CPW's Liability

1.	SCOPE

1.1
Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of CPW in respect of any claim under CPW's Warranties and references to "claim" and "claims" shall be construed accordingly.

1.2	All of the limitations on the liability of CPW contained in this schedule are subject to paragraph 8.

2.	LIMITATIONS OF QUANTUM

2.1	The maximum aggregate liability of CPW in respect of all claims shall not exceed the amount of the Consideration.

3.	TIME LIMITS

CPW shall be under no liability in respect of any claim unless notice of such claim shall have been served upon CPW by either of the BBY Shareholders by no later than the second anniversary of Completion.

4.	CHANGE IN LEGISLATION

No liability shall attach to CPW in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

5.	NO DOUBLE RECOVERY

The BBY Shareholders shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.

6.	PAYMENT OF CLAIM TO INCREASE CONSIDERATION

If CPW pays any sum to the BBY Parties pursuant to a Claim, that part of the Consideration paid by JV Co in respect of the Capital Reduction shall be deemed to be increased by the amount of such payment, provided that such deeming in no way prejudices the effectiveness of the Capital Reduction.

7.	MITIGATION NOT AFFECTED

Nothing in this deed shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

8.	FRAUD

None of the limitations on the liability of CPW set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against CPW to the extent that the liability of CPW in respect of that claim arises from fraud on the part of CPW.

SCHEDULE 10
Relevant Contracts

1.	Global Connect Agreement

2.	Consultancy Agreement

3.	CD Option Agreement

4.	Option Agreement

5.	Geek Squad Trademark Licence

6.	Original SPA

7.	Deed of Novation and Assignment

8.	2008 Consortium Relief Agreement

9.	2012 Consortium Relief Agreement

10.	Shareholders Agreement

11.	Heads of Terms

SCHEDULE 11
Excluded Employees

Daniel Lindholm
Larry Lorden

Executed and delivered as a Deed	)
on the date hereof by	)
BEST BUY DISTRIBUTIONS LIMITED	)
acting by a director	)
in the presence of:	)
		Director:	/s/ KEITH J. NELSEN
Signature of witness: /s/ TODD G. HARTMAN

Name: Todd G. Hartman
Address: 7601 Penn. Avenue South
Richfield, MN 55423

Occupation: SVP

Executed and delivered as a Deed	)
on the date hereof by	)
BEST BUY UK HOLDINGS LP	)
acting by:	)
NEW CPWM LIMITED, General Partner	)
acting by a director	)
in the presence of:	)
		Director:	/s/ TODD G. HARTMAN
Signature of witness: /s/ ERIC HALVERSON

Name: Eric Halverson
Address: 7601 Penn. Avenue South
Richfield, MN 55423

Occupation: Senior Corporate Counsel

Executed and delivered as a Deed	)
on the date hereof by	)
BEST BUY CO., INC	)
acting by an authorized signatory	)
in the presence of:	)
		Director:	/s/ HUBERT JOLY
Signature of witness: /s/ SHARON MCCOLLAM

Name: Sharon McCollam
Address: 7601 Penn. Avenue South
Richfield, MN 55423

Occupation: CFO

Executed and delivered as a Deed	)
on the date hereof by	)
NEW BBED LIMITED	)
acting by a director	)
in the presence of:	)
		Director:	/s/ ANDREW HARRISON
Signature of witness: /s/ ANDY SUNDERLAND

Name: Andy Sunderland
Address: c/o CPW, 1 Portal Way
London W3 6RS, UK

Occupation: Solicitor

Executed and delivered as a Deed	)
on the date hereof by	)
CARPHONE WAREHOUSE GROUP PLC	)
acting by a director	)
in the presence of:	)
		Director:	/s/ ROGER TAYLOR
Signature of witness: /s/ T.S. MORRIS

Name: T.S. Morris
Address: c/o CPW, 1 Portal Way
London W3 6RS, UK

Occupation: Solicitor